Exhibit 10.13

Investment Agreement Pre-IPO Financing Affimed Therapeutics AG, Heidelberg, Germany

by and between

1.	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

2.	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

- hereinafter referred to as “DKFZ” -

3.	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

- hereinafter referred to as “AGUTH” -

4.	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “KfW” -

5.	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “tbg” -

6.	SGR Sagittarius Holding AG, Poststrasse 30, 6301 Zug, Switzerland

- hereinafter referred to as “SGR” -

7.	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

- hereinafter referred to as “BMI” -

8.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Associates” -

9.	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Private Investments” -

10.	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

- hereinafter referred to as “LSP” -

11.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

- hereinafter referred to as “Novo Nordisk” -

12.	Affimed Therapeutics AG, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany.

The parties named under 1. to 11. above are hereinafter also collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under 6. to 11. above are hereinafter also collectively referred to as the “Initial Investors” and each individually as an “Initial Investor”. The Initial Investors and the External Investors (as defined below), if any, are hereinafter also collectively referred to as the “Investors” and each individually as an “Investor”. The parties named under 1. to 12. above are hereinafter also collectively referred to as the “Parties” and each individually as a “Party”.

Preamble

The Shareholders are the sole shareholders of Affimed Therapeutics AG with its registered seat in Heidelberg, Germany, registered with the Commercial Register of the Mannheim Local Court under no. HRB 336536 (hereinafter also referred to as the “Company”). The object of the Company is the development, the manufacture, the service and the distribution of products and processes based on antibodies.

The share capital of the Company currently amounts to EUR 1,992,901, is fully paid in and divided into 1,992,901 non-par value shares in registered form with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each, thereof 63,323 Common Shares and 1,929,578 Series D Preferred Shares. Prior to the pre-IPO financing of the Company laid down in this “Investment Agreement Pre-IPO Financing Affimed Therapeutics AG, Heidelberg, Germany” (hereinafter referred to as “this Agreement” or the “2nd Amendment”), the Shareholders and the Company hold shares of the Company as set forth in the following table.

Shareholder	Common Shares (number)	Series D Preferred Shares (number)	Total Shares (number)	Shareholding undiluted (% rounded)
Prof. Dr. Melvyn Little	20,028		20,028	1.00
DKFZ	650	3,062	3,712	0.19
AGUTH	17,257	56,292	73,549	3.69
KfW		44,446	44,446	2.23
tbg		19,426	19,426	0.97
SGR		547,717	547,717	27.48
BMI		178,088	178,088	8.94
OrbiMed Associates		5,411	5,411	0.27
OrbiMed Private Investments		588,207	588,207	29.52
LSP		178,088	178,088	8.94
Novo Nordisk		283,359	283,359	14.22
Company	25,388	25,482	50,870	2.55

Total	63,323	1,929,578	1,992,901	100.00

The Shareholders and the Company are parties to the “Series C Investment and Shareholders’ Agreement with respect to Affimed Therapeutics AG in Heidelberg” dated 8 April 2010 (hereinafter referred to as the “Shareholders’ Agreement”) and the “Investment Agreement Series D Round of Financing Affimed Therapeutics AG, Heidelberg, Germany dated 24 September 2012” (hereinafter referred to as the “1st Amendment”; the Shareholders’ Agreement and the 1st Amendment are hereinafter collectively referred to as the “Legal Framework”). Capitalized terms used but not defined in this Agreement shall have the same meaning as given to them in any definitions in the Legal Framework, unless specifically defined otherwise in this Agreement.

By loan agreement dated 28 June 2013 (hereinafter referred to as the “Loan Agreement”), the Initial Investors granted a loan to the Company in the total principal amount of EUR 5,100,000, which has been drawn down in the total amount of EUR 5,100,000, whereby each of the Initial Investors paid to the Company the amount as set forth in the following table (hereinafter collectively referred to as the “Loans” and each individually as the “Loan”).

Initial Investor	Loan (EUR)
SGR	1,933,421
BMI	510,002
OrbiMed Associates	20,502
OrbiMed Private Investments	1,679,482
LSP	510,002
Novo Nordisk	446,591

Total	5,100,000

The Company seeks growth financing in the total amount of at least EUR 11,702,072 (including the Loans and interest accrued thereon) as a pre-IPO financing against subscription of new Series E Preferred Shares (Aktien der Vorzugsserie E) and additional contributions to the capital reserves of the Company pursuant to § 272 (2) No. 4 German Commercial Code (HGB) in accordance with the terms and conditions of this Agreement. The Initial Investors are prepared to undertake an investment in the amount of EUR 11,702,072 (including the Loans and interest accrued thereon) in aggregate as equity capital in a first closing of the pre-IPO financing of the Company laid down in this Agreement in accordance with the terms and conditions of this Agreement. Further external investors shall be invited to participate in the pre-IPO financing of the Company laid down in this Agreement by undertaking an investment as equity capital in a second closing at the same terms and conditions in accordance with the terms and conditions of this Agreement.

The valuation applicable to the pre-IPO financing of the Company laid down in this Agreement shall depend on whether an IPO of the Company is closed on or before 31 October 2014 or not. To this end, the pre-IPO financing (first and second closing) shall be rendered in two tranches: In the course of the first tranche, the Initial Investors shall invest a partial amount of EUR 3,000,000 fresh money and shall contribute the Loans and interest accrued thereon to the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB, in each case upon the conclusion of this Agreement. Likewise, the further external investors (if any) shall invest a portion of 70.09 % of their respective total investment undertaken in the second closing as the first tranche of the pre-IPO financing upon completion of the second closing.

The first tranche shall in each case be invested on the basis of a preliminary valuation resulting in a share price of app. EUR 95.1885 per share, which shall be adapted in the course of the second tranche comprising the remaining amount of EUR 3,500,000 fresh money from the Initial Investors and the remaining 29.91 % of the total investments undertaken by the further external investors in the second closing, which shall be invested upon an IPO of the Company or on 1 November 2014, whichever is earlier, in accordance with the terms and conditions of this Agreement. In the event that an IPO of the Company is closed on or before 31 October 2014, the second tranche shall be structured in such a way that the Investors are put in such position as they each would be in if they had invested the first and the second tranche of the pre-IPO financing laid down in this Agreement (including the Loans and interest accrued thereon) against subscription of new Series E Preferred Shares with a discount of 20 % on the share price equal to the lower end of the bookbuilding range for the pricing of the IPO. In the event that the Company has not closed an IPO on or before 31 October 2014, the second tranche shall be structured in such a way that the Investors are put in such position as they each would be in if they had invested the first and the second tranche of the pre-IPO financing laid down in this Agreement (including the Loans and interest accrued thereon) against subscription of new Series E Preferred Shares at a share price of EUR 30.8861 per share.

With respect to the principles of the legal relationship between all Shareholders as shareholders of the Company, the Legal Framework, as amended by this Agreement, shall continue to apply, in addition to the terms of the Articles of Association of the Company.

NOW, THEREFORE, the Parties hereby enter into this Agreement.

Section I

Financing Structure

§ 1

Commitments First Closing

(1)	Each of the Initial Investors commits individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to invest in the first tranche of the pre-IPO financing of the Company laid down in this Agreement (i) the principal amount of the Loan paid by him to the Company and any and all interest accrued thereon, each as set forth in the following table, as additional contributions to the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB, and in addition (ii) fresh money as issue price for new Series E Preferred Shares as set forth in the following table, in each case in accordance with the terms and conditions of this Agreement.

Initial Investor	Loan Principal Amount (EUR)	Loan Interest (EUR)	Issue Price New Shares (EUR)	Total Loan Conversion (EUR)
SGR	1,933,421	36,842	20,918	1,991,181
BMI	510,002	11,022	5,532	526,556
OrbiMed Associates	20,502	434	222	21,158
OrbiMed Private Investments	1,679,482	35,549	18,208	1,733,239
LSP	510,002	9,690	5,518	525,210
Novo Nordisk	446,591	8,535	4,832	459,958

Total	5,100,000	102,072	55,230	5,257,302

(2)	Each of the Initial Investors commits individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to invest in the first tranche and in the second tranche of the pre-IPO financing of the Company laid down in this Agreement fresh money in the total amount as set forth in the following table as issue price for new Series E Preferred Shares and additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB, in each case in accordance with the terms and conditions of this Agreement.

Initial Investor	New Investment First Tranche (EUR)	New Investment Second Tranche (EUR)	Total New Investment (EUR)
SGR	905,681	1,076,446	1,982,127
BMI	294,479	350,002	644,481
OrbiMed Associates	8,947	10,634	19,581
OrbiMed Private Investments	972,634	1,156,022	2,128,656
LSP	294,479	350,002	644,481
Novo Nordisk	486,550	556,894	1,025,444

Total	2,944,770	3,500,000	6,444,770

(3)	The Shareholders agree that the Initial Investors’ obligations under this § 1 shall exist only on the basis of a contractual agreement by and between the Initial Investors and the Shareholders and not vis-à-vis the Company; the Company itself is not a party to this § 1 and shall not be entitled to demand performance of the obligations under this § 1. The claims under this § 1 shall not be assignable. This § 1 shall not constitute a contract for the benefit of a third party (kein Vertrag zugunsten Dritter).

§ 2

Share Capital Increase First Closing First Tranche; Amendments to the Articles of Association

(1)	The Shareholders shall resolve in the Shareholders’ Meeting of the Company to be held on or about 14 July 2014

(i)

to increase the share capital of the Company from EUR 1,992,901 by EUR 86,167 to EUR 2,079,068 in return for cash contributions by the issue of a total of 86,167 new Series E Preferred Shares in registered form as non-par value shares with a portion of the Company’s share capital of EUR 1.00 each. The new Series E Preferred Shares shall be issued for the amount of EUR 1.00 per share (issue price). The new Series E Preferred Shares shall have the right to participate in profits as from 1 January 2014. The new Series E Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (ii) below, and the Legal Framework, as amended by this Agreement. To the exclusion of the statutory subscription rights of the Shareholders, the Initial Investors shall be exclusively invited to subscribe and to take over the new Series E Preferred Shares under this § 2 (1) (i) as set forth in the following table;

Initial Investor	Series E Preferred Shares Loan Conversion (number)	Series E Preferred Shares New Investment (number)	Series E Preferred Shares Total (number)
SGR	20,918	9,515	30,433
BMI	5,532	3,094	8,626
OrbiMed Associates	222	94	316
OrbiMed Private Investments	18,208	10,218	28,426
LSP	5,518	3,094	8,612
Novo Nordisk	4,832	4,922	9,754

Total	55,230	30,937	86,167

(ii)	to amend the Articles of Association of the Company as set forth in Annex 2.1 (ii) to this Agreement.

(2)	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to do or cause to be done everything necessary or appropriate to implement the measures agreed in § 2 (1) above.

Thus, each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, in particular without limitation to participate in the Shareholders’ Meeting as set forth in § 2 (1) above, to exercise his voting rights and other rights in such Shareholders’ Meeting and in the special resolutions or special meetings of the holders of the different classes of Shares in favour of the measures agreed in § 2 (1) above, and to waive the subscription rights to which he is entitled for the subscription to new shares to the extent described.

Further, each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to omit any and all actions which could prevent or make the implementation of the measures agreed in § 2 (1) above more difficult as well as to waive any and all rights to raise objections to, and to challenge, the resolutions of the Shareholders’ Meeting under § 2 (1) above.

(3)	Each of the Initial Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, to subscribe and to take over the new Series E Preferred Shares under § 2 (1) (i) above to the stated extent immediately after the end of the Shareholders’ Meeting under § 2 (1) above, and to pay in full and in cash (without any deductions for bank fees) the total issue price of EUR 1.00 per new Series E Preferred Share subscribed by him within five (5) Business Days after such subscription to the Company’s special account for the increase of the share capital (Kapitalerhöhungssonderkonto) with Deutsche Bank AG, account no.: XXXXXXXXX, bank sorting code: XXX XXX XX, IBAN: DE XXXXXXXXXXXXXXXXXXXX, BIC/SWIFT: XXXXXXXXXXX, ref.: “issue price capital increase July 2014”. Payments shall be made exclusively to this special account, which will be opened solely for this purpose and must not be used for other transactions or payments prior to the aforementioned payments. This special account must not have a debit balance immediately prior to the aforementioned payments being effected, so that the Company’s Management Board can freely dispose of the amounts paid (cf. §§ 188, 36, 36 a, 37 German Stock Corporation Act (AktG)).

The subscriptions shall only become non-binding, if the consummation of the increase of the share capital under § 2 (1) (i) above has not been registered with the Commercial Register within six months after the date of the Shareholders’ Meeting under § 2 (1) above, in which case each Initial Investor shall have the (additional) right to request from all Shareholders to resolve again the increase of the share capital under § 2 (1) (i) above with respect to his individual share of the increase of the share capital as set forth in the table in § 2 (1) (i) above and to renew the subscription for the corresponding new Series E Preferred Shares on the terms and conditions set forth in this Agreement.

(4)	After the subscription and taking over of the new Series E Preferred Shares under § 2 (1) (i) above and the receipt of the total issue price for the new Series E Preferred Shares from all of the Initial Investors, the Company shall as soon as practicable apply for registration of the resolutions to increase the share capital and to amend the Articles of Association of the Company and of the consummation of the increase of the share capital with the Commercial Register and shall take all other measures and make all other declarations necessary or appropriate for the measures described in § 2 (1) above to become effective.

Should the Commercial Register make valid objections to the resolutions of the Shareholders’ Meeting under § 2 (1) above, the Shareholders undertake vis-à-vis each other, to remove such objections as soon as practicable by way of adopting the necessary resolutions in the Shareholders’ Meeting of the Company and in the special resolutions of the holders of the different classes of Shares so that the purpose and intention of the resolution objected to can be achieved to the maximum permissible extent.

(5)

The Shareholders undertake vis-à-vis each other, as from the conclusion of this Agreement and up until the consummation of the increase of the share capital and the amendments to the Articles of Association of the Company under § 2 (1) above have been registered with the Commercial Register, to treat each other, to the extent legally permissible, as if each of the Initial Investors had already acquired the new Series E Preferred Shares to be issued under § 2 (1) (i) above upon subscription and payment of the total issue price of EUR 1.00 per new Series E Preferred Share, respectively, and the amendments to the Articles of Association of the Company had already come into force upon the end of the Shareholders’ Meeting under § 2 (1) above. Thus, each of the Shareholders undertakes individually for himself vis-à-vis each of the Initial Investors, as from the subscription of the new Series E Preferred Shares under § 2 (1) (i) above and payment of the total issue price of EUR 1.00 per new Series E Preferred Share, respectively, in particular without limitation to put each of the Initial Investors internally in such position as they each would be in, if they had acquired the financial rights (Vermögensrechte) and, to the extent legally permissible, the administrative rights (Verwaltungsrechte) under this Agreement, the Legal Framework, as amended by this Agreement, and the Articles of Association of the Company resulting from the new Series E Preferred Shares to be issued under § 2 (1) (i) above already upon subscription and payment of the total issue price of EUR 1.00 per new Series E Preferred Share, respectively.

§ 3

Non-statutory Financial Agreements First Closing First Tranche

(1)	Each of the Initial Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series E Preferred Share subscribed by him under § 2 (1) (i) above and relating to his new investment of fresh money under § 1 (2) above, additional payments into the capital reserves of the Company (sonstige Zuzahlungen in die Kapitalrücklagen der Gesellschaft) pursuant to § 272 (2) No. 4 HGB in the amount as set forth in the following table (without any deductions for bank fees) to the Company’s bank account with Deutsche Bank AG, account no.: XXXXXXXXXX, bank sorting code: XXX XXX XX, IBAN: XXXX XXXX XXXX XXXX XXXX XX, BIC/SWIFT: XXXXXXXXXX, ref.: “capital reserves” in accordance with the following provisions.

Initial Investor	Payments into the Capital Reserves First Tranche (EUR)
SGR	896,166
BMI	291,385
OrbiMed Associates	8,853
OrbiMed Private Investments	962,416
LSP	291,385
Novo Nordisk	463,628

Total	2,913,833

The additional payments into the capital reserves of the Company under this § 3 (1) shall in each case become due for payment to the Company in one sum within five (5) Business Days after the conclusion of this Agreement.

(2)	Each of the Initial Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series E Preferred Share subscribed by him under § 2 (1) (i) above and relating to the conversion of the principal amount of the Loan paid by him to the Company and any and all interest accrued thereon into equity under § 1 (1) above, and in addition to the additional payments into the capital reserves of the Company set forth in § 3 (1) above, further additional contributions to the capital reserves of the Company (sonstige Leistungen in die Kapitalrücklagen der Gesellschaft) pursuant to § 272 (2) No. 4 HGB by way of an assignment to the Company of the principal amount of the Loan paid by him to the Company and any and all interest accrued thereon, within five Business Days after receipt of a notification from the Company in writing, by telefax or e-mail that the consummation of the increase of the share capital under § 2 (1) (i) above has been registered with the Commercial Register. For clarification purposes: The further additional contributions to the capital reserves of the Company under this § 3 (2) shall comprise any and all interest accrued on the Loans up until the effectiveness of the assignment to the Company of the principal amount of the Loans, and not only the interest accrued up until the date of the conclusion of this Agreement.

(3)	The Shareholders agree that the obligations of the Initial Investors to render additional payments and contributions to the capital reserves of the Company under this § 3 shall exist only on the basis of a contractual agreement by and between the Initial Investors and the Shareholders and not vis-à-vis the Company; the Company itself is not a party to this § 3 and shall not be entitled to demand the additional payments and contributions under this § 3. The claims under this § 3 shall not be assignable. This § 3 shall not constitute a contract for the benefit of a third party.

§ 4

Second Closing; Share Capital Increase Second Closing First Tranche; Non-statutory

Financial Agreements Second Closing First Tranche

(1)	The Parties agree that one or more further external investors who are approved by the Lead Investors’ Majority (as defined below) (such further external investors undertaking an investment in accordance with the following provisions hereinafter also collectively referred to as the “External Investors” and each individually as an “External Investor”) shall be invited, but not obliged, to participate in the pre-IPO financing of the Company laid down in this Agreement by undertaking an investment in accordance with the provisions of this § 4 (1), and each of them shall be admitted to an investment in the pre-IPO financing of the Company in such amount as approved by the Lead Investors’ Majority, at the terms and conditions set forth in this Agreement, the Legal Framework, as amended by this Agreement, and the Articles of Association, as amended under § 2 (1) (ii) above, by joining this Agreement and the Legal Framework, as amended by this Agreement, with the rights and obligations of an External Investor, an Investor, a Lead Investor, a Shareholder and a Party, by written declaration to the Company using the form attached as Annex 4.1 to this Agreement (hereinafter referred to as the “Joinder”) prior to the Pricing (as defined below) of an IPO of the Company (as defined below) and on or before 31 October 2014, whereby the relevant time shall be the receipt of such declaration by the Company (the investments undertaken under the preceding provisions of this § 4 (1) hereinafter referred to as the “Second Closing”).

All Parties hereby declare their consent, and hereby offer, to the External Investors to become a party to this Agreement and the Legal Framework, as amended by this Agreement, with the rights and obligations of an External Investor, an Investor, a Lead Investor, a Shareholder and a Party in accordance with the preceding provisions. All Parties, with the exception of the Company, hereby waive the requirement that they are notified of the declarations under this § 4 (1) pursuant to § 151 sentence 1 of the German Civil Code (Verzicht auf den Zugang der Erklärungen gemäß § 151 Satz 1 BGB), which shall become effective upon receipt by the Company of such declarations in accordance with the preceding provisions.

The “Pricing” of an IPO of the Company shall be the determination of the bookbuilding range for the pricing of the IPO, and the expression “Priced” shall be construed accordingly.

An “IPO of the Company” shall be a public offering of shares of common stock of the Company or a holding company of the Company on a regulated market.

(2)

In case of a Second Closing, the Shareholders shall resolve in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting (Vollversammlung) as soon as practicable after receipt of the Joinder from an External Investor by the Company to further increase the share capital of the Company in return for cash contributions by the issue of new Series E Preferred Shares in registered form as non-par value shares with a portion of the Company’s share capital of EUR 1.00 each and exclusively invite the External Investor(s), to the exclusion of the other Shareholders’ statutory subscription rights, to subscribe and to take over the new Series E Preferred Shares as follows: Each of the External Investors shall be invited to subscribe and to take over such number of new Series E Preferred Shares as is equal to the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above divided by EUR 95.1885 and the result if necessary commercially rounded to the next full number. The new Series E Preferred Shares shall be issued for the amount of EUR 1.00 per share (issue price). The new Series E Preferred Shares shall have the right to participate in profits as from 1 January 2014. The new Series E Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (ii) above, and the Legal Framework, as amended by this Agreement.

§ 2 (2) to (5) above shall apply mutatis mutandis.

(3)	In case of a Second Closing, each of the External Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series E Preferred Share subscribed by him under § 4 (2) above, additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB in an amount equal to 70.09 % of the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above less the total issue price of the new Series E Preferred Shares subscribed by him under § 4 (2) above (without any deductions for bank fees) to the Company’s bank account set forth in § 3 (1) above, which shall in each case become due for payment to the Company in one sum concurrently with the total issue price of the new Series E Preferred Shares under § 4 (2) above, but by way of a condition precedent only after the passing of the resolutions of the Shareholders’ Meeting of the Company under § 4 (2) above.

§ 3 (3) above shall apply mutatis mutandis.

§ 5

Adaptation in Case of an IPO of the Company

(1)

The Shareholders agree that in case of the Pricing of an IPO of the Company on or before 31 October 2014, the Investors shall be put in such position as they each would be in if they had invested the first and the second tranche of the pre-IPO financing laid down in this Agreement (including the Loans and interest accrued thereon) against subscription of new Series E Preferred Shares with a discount of 20 % on the share price equal to the lower end of the bookbuilding range for the pricing of the IPO of the Company in accordance with the following provisions.

(2)	In case of the Pricing of an IPO of the Company on or before 31 October 2014, the Shareholders shall resolve in favour of an increase of the Company’s share capital in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting (hereinafter referred to as the “IPO Adaptation Capital Increase”). The IPO Adaptation Capital Increase shall be resolved and consummated immediately after the Pricing of the IPO of the Company. The IPO Adaptation Capital Increase shall be an increase of the Company’s share capital in return for cash contributions against payment of the amount of EUR 1.00 per share (issue price). As part of the IPO Adaptation Capital Increase, the Investors shall be exclusively invited, to the exclusion of the other Shareholders’ statutory subscription rights, to subscribe and to take over new Series E Preferred Shares in each case in such number as is equal to the respective Total Investment (as defined below) divided by the IPO Adaptation Share Price (as defined below), if necessary commercially rounded to the next full number, and the result minus the number of new Series E Preferred Shares subscribed by them under § 2 (1) (i) or § 4 (2) above, respectively. The new Series E Preferred Shares issued under this § 5 (2) shall have the right to participate in profits as from 1 January 2014. The new Series E Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (ii) above, and the Legal Framework, as amended by this Agreement.

The respective “Total Investment” shall be equal to (a) in case of the Initial Investors: the sum of (i) the amount set forth opposite the name of the respective Initial Investor in the column “Total Loan Conversion” in the table in § 1 (1) above and (ii) the amount set forth opposite the name of the respective Initial Investor in the column “Total New Investment” in the table in § 1 (2) above, and (b) in case of the External Investors: the amount of the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above.

The “IPO Adaptation Share Price” shall be equal to the price per share of the Company with a portion of the Company’s share capital of EUR 1.00 each equal to the lower end of the bookbuilding range for the pricing of the IPO of the Company multiplied by 0.8.

§ 2 (2) to (5) above shall apply mutatis mutandis. In addition, the Company undertakes vis-à-vis the Investors to take all measures and to render all declarations in order to convene the necessary Shareholders’ Meetings to implement the IPO Adaptation Capital Increase.

(3)	In case of the Pricing of an IPO of the Company on or before 31 October 2014, each of the Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series E Preferred Share subscribed by him under § 5 (2) above, additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB in an amount equal to (a) in case of the Initial Investors: the amount set forth opposite the name of the respective Initial Investor in the column “New Investment Second Tranche” in the table in § 1 (2) above, and (b) in case of the External Investors: 29.91 % of the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above, in each case (a) and (b) less the total issue price of the new Series E Preferred Shares subscribed by the respective Investor under § 5 (2) above, if any, (without any deductions for bank fees) to the Company’s bank account set forth in § 3 (1) above, which shall in each case become due for payment to the Company in two instalments, whereby the second instalment shall be equal to such amount as would be required as total issue price of EUR 1.00 per share for the further Series E Preferred Shares to be issued to the respective Investor under § 5 (4) in conjunction with § 6 (2) below in case that the IPO of the Company is not closed on or before 31 October 2014, and the first instalment shall be equal to the remaining amount of the additional payments into the capital reserves of the Company under this § 5 (3).

The first instalment of the additional payments into the capital reserves of the Company under this § 5 (3) shall in each case become due for payment to the Company concurrently with the total issue price of the new Series E Preferred Shares under § 5 (2) above, but by way of a condition precedent only after the passing of the resolutions of the Shareholders’ Meeting of the Company under § 5 (2) above.

The second instalment of the additional payments into the capital reserves of the Company under this § 5 (3) shall in each case become due for payment to the Company by way of a condition precedent immediately after the closing of the IPO of the Company on or before 31 October 2014, but by way of a further condition precedent not earlier than the first instalment of the additional payments into the capital reserves of the Company under this § 5 (3) pursuant to the preceding paragraph.

§ 3 (3) above shall apply mutatis mutandis.

(4)	The Shareholders agree that in case that an IPO of the Company is Priced on or before 31 October 2014 and the pre-IPO financing of the Company is adapted pursuant to this § 5, but subsequently it turns out that the IPO of the Company is not closed on or before 31 October 2014, then § 6 below shall apply mutatis mutandis.

(5)	The Shareholders are aware that a restructuring of the Company may become necessary for the IPO of the Company. As a result of such restructuring, a holding company would hold 100 % of the shares of the Company and the Shareholders would hold shares in that holding Company. The Parties agree that in this case, the adaptation in case of an IPO of the Company shall take place at the level of the holding company applying this § 5 mutatis mutandis.

(6)

The Shareholders agree that in the event that the IPO Adaptation Share Price is so high that even in case that no new Series E Preferred Shares are issued to the Investors under § 5 (2) above and the full amount set forth in § 5 (3) (a) and (b) above is rendered as additional payments into the capital reserves of the Company under § 5 (3) above, such that the number of new Series E Preferred Shares subscribed by the Investors under § 2 (1) (i) or § 4 (2) above, respectively, is still higher than the number of new Series E Preferred Shares they shall be entitled to pursuant to § 5 (1) above, then the Shareholders shall do or cause to be done everything necessary or appropriate to implement the principle set forth in § 5 (1) above by any other means, e.g. by applying an adapted exchange ratio in the course of the restructuring under § 5 (5) above or by a redistribution of the new Series E Preferred Shares subscribed by the Investors under § 2 (1) (i) or § 4 (2) above, respectively, among the Shareholders; provided always, that in no event shall the Investors be obliged to render further contributions to the Company in order to implement this.

§ 6

Adaptation on 1 November 2014

(1)	The Shareholders agree that in case that the Company has not Priced or closed an IPO of the Company on or before 31 October 2014, the Investors shall be put in such position as they each would be in if they had invested the first and the second tranche of the pre-IPO financing laid down in this Agreement (including the Loans and interest accrued thereon) against subscription of new Series E Preferred Shares at a share price of EUR 30.8861 per share in accordance with the following provisions.

(2)

In case that the Company has not Priced or closed an IPO of the Company on or before 31 October 2014, the Shareholders shall resolve in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting on 1 November 2014 to further increase the share capital of the Company in return for cash contributions by the issue of new Series E Preferred Shares in registered form as non-par value shares with a portion of the Company’s share capital of EUR 1.00 each. The new Series E Preferred Shares shall be issued for the amount of EUR 1.00 per share (issue price). The new Series E Preferred Shares shall have the right to participate in profits as from 1 January 2014. The new Series E Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (ii) above, and the Legal Framework, as amended by this Agreement. To the exclusion of the statutory subscription rights of the

Shareholders, the Investors shall be exclusively invited to subscribe and to take over the new Series E Preferred Shares under this § 6 (2) as follows:

Each of the Initial Investors shall be invited to subscribe and to take over such number of new Series E Preferred Shares as set forth in the following table:

Initial Investor	Series E Preferred Shares Second Tranche (number)
SGR	96,425
BMI	28,709
OrbiMed Associates	986
OrbiMed Private Investments	94,693
LSP	28,679
Novo Nordisk	37,415

Total	286,907

Each of the External Investors shall be invited to subscribe and to take over such number of new Series E Preferred Shares as is equal to the respective Total Investment divided by EUR 30.8861, if necessary commercially rounded to the next full number, and the result minus the number of new Series E Preferred Shares subscribed by them under § 4 (2) above, respectively.

§ 2 (2) to (5) above shall apply mutatis mutandis.

(3)

In case that the Company has not Priced or closed an IPO of the Company on or before 31 October 2014, each of the Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series E Preferred Share subscribed by him under § 6 (2) above, additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB (a) in case of the Initial Investors in the amount as set forth in the table below, and (b) in case of the External

Investors in an amount equal to 29.91 % of the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above less the total issue price of the new Series E Preferred Shares subscribed by the respective External Investor under § 6 (2) above, (in each case without any deductions for bank fees) to the Company’s bank account set forth in § 3 (1) above, which shall in each case become due for payment to the Company in one sum concurrently with the total issue price of the new Series E Preferred Shares under § 6 (2) above, but by way of a condition precedent only after the passing of the resolutions of the Shareholders’ Meeting of the Company under § 6 (2) above.

Initial Investor	Payments into the Capital Reserves Second Tranche (EUR)
SGR	980,021
BMI	321,293
OrbiMed Associates	9,648
OrbiMed Private Investments	1,061,329
LSP	321,323
Novo Nordisk	519,479

Total	3,213,093

§ 3 (3) above shall apply mutatis mutandis.

Section II

Applicability of, and Amendments to, the Shareholders’ Agreement

§ 7

Applicability of the Shareholders’ Agreement

(1)	The Parties agree that unless expressly set forth otherwise in this Agreement, the Legal Framework, as amended by this Agreement, shall remain in full force and effect, and shall also apply to the new shares of the Company issued under this Agreement.

(2)	Any reference in the Legal Framework to any provision of the Legal Framework shall henceforth refer to such provision of the Legal Framework, as amended by this Agreement.

(3)	Any definitions of terms in this Agreement shall also apply in the Legal Framework, as amended by this Agreement.

(4)	“Common Shares” shall mean all Shares which are not Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares including, for the avoidance of doubt, all Shares which under any provision of the Shareholders’ Agreement, as amended by the 1st Amendment and the 2nd Amendment, or the 1st Amendment shall be converted into Common Shares, but excluding all Shares held by AGUTH on 24 September 2012 which shall all be Series D Preferred Shares.

“Series D Preferred Shares” shall mean all Shares (i) which are issued under § 2 (1) (i) or § 4 (1) or § 16 of the 1st Amendment or (ii) which result from the conversion under § 2 (1) (ii) of the 1st Amendment or (iii) which were held by AGUTH on 24 September 2012.

“Series E Preferred Shares” shall mean all Shares which are issued under § 2 (1) (i) or § 4 (2) or § 5 (2) or § 6 (2) of the 2nd Amendment.

“Lead Investors’ Majority” shall mean a majority of 70 % of the Series E Preferred Shares and the Series D Preferred Shares held by the Lead Investors voting together as a single class, replacing the corresponding definition in the Definitions of the Shareholders’ Agreement, as amended by the 1st Amendment.

§ 8

Equal Treatment of the Shareholders

The first paragraph of section E 1.1 of the Shareholders’ Agreement, as amended by § 10 of the 1st Amendment, shall be amended and replaced by the following provisions:

“Except for such preferential rights specifically accorded to the Series E Preferred Shares and/or the Series D Preferred Shares, each Shareholder shall be accorded equal rights, according to his shareholding. Each Share is entitled to one vote.”

§ 9

Resolutions requiring Qualified Majority of the Investors; Voting Agreements;

Future Financing Agreements

(1)	Any reference in section E 1.5 of the Shareholders’ Agreement, as amended by § 11 of the 1st Amendment, to the holders of Series D Preferred Shares shall henceforth refer to the holders of Series E Preferred Shares and the holders of Series D Preferred Shares.

(2)	The second paragraph of section E 1.5 of the Shareholders’ Agreement, as amended by § 11 of the 1st Amendment, shall be amended and replaced by the following provisions:

“The holders of Series E Preferred Shares and the holders of Series D Preferred Shares shall meet immediately prior to any Shareholders’ Meeting of the Company if there are any items on the agenda of the Shareholders’ Meeting which require their consent as provided hereunder (be it unanimously, majority or by qualified majority decision). They shall cast their votes as to such agenda items applying the rules for voting shares in the Shareholders’ Meeting of the Company mutatis mutandis. If the motion in question is approved with a Lead Investors’ Majority, all Shareholders (including all holders of Series E Preferred Shares and all holders of Series D Preferred Shares) shall be obliged to vote in favour of such motion in the Shareholders’ Meeting of the Company and in the special resolutions or special meetings of the holders of the different classes of Shares, if applicable. If the motion in question is not approved with a Lead Investors’ Majority, all Shareholders (including all holders of Series E Preferred Shares and all holders of Series D Preferred Shares) shall be obliged to vote against such motion in the Shareholders’ Meeting of the Company and in the special resolutions or special meetings of the holders of the different classes of Shares, if applicable.”

(3)	§ 11 (3) of the 1st Amendment shall be amended and replaced by the following provisions:

“Subject to the following sentence, each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to enter into investment agreements and shareholders’ agreements and related agreements (including without limitation amendments to and/or termination of the Shareholders’ Agreement, as amended by the 1st Amendment and the 2nd Amendment, and/or the 1st Amendment and/or the 2nd Amendment), to pass resolutions in Shareholders’ Meetings of the Company and the special resolutions or special meetings of the holders of the different classes of Shares, and to do or cause to be done everything necessary or appropriate, for further rounds of financing of the Company after the financing laid down in the 2nd Amendment (the “Future Financing Agreements”), to the extent that the Lead Investors’ Majority agrees to the terms and conditions of the Future Financing Agreements. Notwithstanding the foregoing, Future Financing Agreements may not (i) oblige or commit or otherwise require Shareholders to make further contributions to the Company, or (ii) diminish or adversely affect the rights or preferences of any Shareholder in a manner disproportionately unfavourable to such Shareholder as compared to other Shareholders in that class of shares, without the prior written consent of the Shareholders affected, which consent shall be given in the sole discretion of the Shareholder and shall not be subject to the prior sentence. § 2 (2) to (5) of the 2nd Amendment shall apply mutatis mutandis.”

§ 10

Conversion of Shares

Any reference in section E 1.9 of the Shareholders’ Agreement, as amended by § 12 of the 1st Amendment, to Series D Preferred Shares shall henceforth refer to Series E Preferred Shares and Series D Preferred Shares and any reference to the holders of Series D Preferred Shares shall henceforth refer to the holders of Series E Preferred Shares and the holders of Series D Preferred Shares.

§ 11

Right of First Refusal

Any reference in section F 2 of the Shareholders’ Agreement, as amended by § 13 of the 1st Amendment, to the holders of Series D Preferred Shares shall henceforth refer to the holders of Series E Preferred Shares and the holders of Series D Preferred Shares.

§ 12

Co-sale Right

The last line of section F 3.2 of the Shareholders’ Agreement, as amended by § 14 of the 1st Amendment, shall be amended and replaced by the following provisions:

“… after the liquidation preference to the holders of Series E Preferred Shares and to the holders of Series D Preferred Shares has been satisfied.”

§ 13

Financing in General

The reference in section G 1 of the Shareholders’ Agreement, as amended by § 15 of the 1st Amendment, to the holders of Series D Preferred Shares shall henceforth refer to the holders of Series E Preferred Shares and the holders of Series D Preferred Shares.

§ 14

Anti-dilution Protection

(1)	If at any time prior to the conversion of the Series E Preferred Shares into Common Shares, but after the increases of the Company’s share capital under § 2 (1) (i) above and § 4 (2), if any, § 5 (2) or § 6 (2) above, as the case may be, the Company issues any new Shares or an equivalent thereof at a price per Share that is less than the Original Share Price E (as defined below) (the “Offering E”), each holder of Series E Preferred Shares, acting individually, provided that he has fulfilled his investment obligations under §§ 1 to 6 of this Agreement, is irrevocably entitled to a broad-based weighted-average anti-dilution protection by being issued and subscribing to that number of new Series E Preferred Shares at par value without premium, so calculated as if such Shareholder has subscribed his respective Series E Preferred Shares resulting from the increases of the Company’s share capital under § 2 (1) (i) or § 4 (2), if any, above and § 5 (2) or § 6 (2) above, as the case may be, according to the following formula:

Revised Subscription Price E = (Outstanding Shares before the Offering E x Original Share Price E + total amount raised in the Offering E) / Outstanding Shares after the Offering E.

The “Original Share Price E” shall be (i) in case of an adaptation in case of an IPO of the Company pursuant to § 5 above: the IPO Adaptation Share Price, or (ii) in case of an adaptation on 1 November 2014 pursuant to § 6 above: EUR 30.8861.

The difference between the Original Share Price E and the Revised Subscription Price E shall be multiplied by the total number of Series E Preferred Shares resulting from the increases of the Company’s share capital under § 2 (1) (i) or § 4 (2), if any, above and § 5 (2) or § 6 (2) above, as the case may be, held by such Shareholder and divided by the result of the Revised Subscription Price E minus EUR 1.00. The result of this calculation yields the total number of Series E Preferred Shares to which such holder of Series E Preferred Shares may subscribe at par value.

The holders of Series E Preferred Shares shall receive these Shares in conjunction with the capital increase which led to the diluting issuing of Shares. In the event of stock splits, stock dividends, recapitalization and the like, the anti-dilution protection shall be adjusted accordingly.

(2)	If at any time prior to the conversion of the Series D Preferred Shares into Common Shares, the Company issues any new Shares or an equivalent thereof at a price per Share that is less than EUR 30.8861, whereby in case of the issuance of Shares under § 5 or § 6 above, always the average share price together with the issuance of Shares under § 2 (1) (i) and § 4 (2), if any, above shall be decisive (the “Offering D”), each holder of Series D Preferred Shares, acting individually, is irrevocably entitled to a broad-based weighted-average anti-dilution protection by being issued and subscribing to that number of new Series D Preferred Shares at par value without premium, so calculated as if such Shareholder has subscribed his respective Series D Preferred Shares resulting from the increase of the Company’s share capital under § 2 (1) (i) of the 1st Amendment according to the following formula:

Revised Subscription Price D = (Outstanding Shares before the Offering D x EUR 30.8861 + total amount raised in the Offering D) / Outstanding Shares after the Offering D.

The difference between EUR 30.8861 and the Revised Subscription Price D shall be multiplied by the total number of Series D Preferred Shares resulting from the increase of the Company’s share capital under § 2 (1) (i) of the 1st Amendment held by such Shareholder and divided by the result of the Revised Subscription Price D minus EUR 1.00. The result of this calculation yields the total number of Series D Preferred Shares to which such holder of Series D Preferred Shares may subscribe at par value.

The holders of Series D Preferred Shares shall receive these Shares in conjunction with the capital increase which led to the diluting issuing of Shares. In the event of stock splits, stock dividends, recapitalization and the like, the anti-dilution protection shall be adjusted accordingly.

(3)	§ 16 (1) of the 1st Amendment shall be terminated and of no further force and effect.

§ 15

Listing

Any reference in section G 4 of the Shareholders’ Agreement, as amended by § 17 of the 1st Amendment, to Series D Preferred Shares shall henceforth refer to Series E Preferred Shares and Series D Preferred Shares.

§ 16

Dividends

Any reference in § 18 (2) of the 1st Amendment to the holders of Series D Preferred Shares shall henceforth refer to the holders of Series E Preferred Shares and the holders of Series D Preferred Shares, any reference to the Series D Investors shall henceforth refer to the Investors and the Series D Investors, and any reference to Series D Preferred Shares shall henceforth refer to Series E Preferred Shares and Series D Preferred Shares.

§ 17

Liquidation Preference

Section H 2 of the Shareholders’ Agreement, as amended by § 19 (Liquidation Preference) of the 1st Amendment, shall be amended and replaced by the following provisions:

“In the event of any of the following (each a “Liquidation Event” or “Deemed Liquidation Event”):

a)	a bankruptcy, voluntary or involuntary liquidation, dissolution or winding up of the Company;

b)	a (partial) sale (at least 50%) of the Shares of the Company including the sale triggering a co-sale right as defined in section F 3 of the Shareholders’ Agreement, as amended by § 14 of the 1st Amendment and § 12 of the 2nd Amendment, a drag-along as defined in section F 4 of the Shareholders’ Agreement;

c)	a sale of at least 75 % of all assets (including intellectual property rights) in terms of the Fair Market Value of the Company;

d)	a merger, consolidation or acquisition, or any other event involving the Company, pursuant to which the shareholders of the Company will have less than 50.1 % of the voting power of the acquiring company or pursuant to which the Company is not the surviving entity;

e)	a reverse take-over;

the proceeds will be allocated among the Shareholders as follows:

(i)	First, each of the holders of Series E Preferred Shares shall be entitled to receive, prior to and in preference to all other Shares, an amount equal to 1.33 times (subject to proportional adjustments for stock splits, subdivisions and the like) the paid in total investment (total issue price plus additional payments and contributions to the capital reserves of the Company pursuant to § 272 (2) HGB including, for the avoidance of doubt, the nominal amount of the principal of the Loans assigned to the Company and any and all interest accrued thereon) on his Series E Preferred Shares, in each case plus an amount representing 6 % p.a. IRR on the respective paid in total investment calculated as from and starting with the respective payment thereof to the Company, compounded quarterly in arrears;

If there are insufficient proceeds to pay the liquidation preference amount to the holders of Series E Preferred Shares in full, the amount available will be paid on a pro rata basis between the holders of Series E Preferred Shares in proportion to the maximum amounts the holders of Series E Preferred Shares would be entitled to if the proceeds were sufficient to pay the liquidation preference amount to the holders of Series E Preferred Shares in full;

(ii)	thereafter, each of the holders of Series D Preferred Shares shall be entitled to receive, prior to and in preference to the Common Shares, an amount equal to 1.33 times (subject to proportional adjustments for stock splits, subdivisions and the like) the paid in total investment (total issue price plus additional payments and contributions to the capital reserves of the Company pursuant to § 272 (2) HGB including, for the avoidance of doubt, the nominal amount of the principal of the loans assigned to the Company and any and all interests accrued thereon) on his Series D Preferred Shares (including on Shares which were converted into or are deemed to be Series D Preferred Shares), in each case plus an amount representing 6 % p.a. IRR on the respective paid in total investment calculated as from and starting with the respective payment thereof to the Company, compounded quarterly in arrears, provided that with respect to the paid in total investment on the former Series A Preferred Shares such IRR shall be calculated only as from and starting with 27 March 2007;

If the proceeds remaining after payment of the liquidation preference amount to the holders of Series E Preferred Shares pursuant to (i) above in full are insufficient to pay the liquidation preference amount to the holders of Series D Preferred Shares in full, the proceeds remaining after payment of the liquidation preference amount to the holders of Series E Preferred Shares pursuant to (i) above in full will be paid on a pro rata basis between the holders of Series D Preferred Shares in proportion to the maximum amounts the holders of Series D Preferred Shares would be entitled to if the proceeds remaining after payment of the liquidation preference amount to the holders of Series E Preferred Shares pursuant to (i) above in full were sufficient to pay the liquidation preference amount to the holders of Series D Preferred Shares in full; and

(iii)	thereafter, the holders of Series E Preferred Shares and the holders of Series D Preferred Shares shall receive any remaining funds on a pari passu basis with the holders of Common Shares on an as-if converted basis.

The total investment amount for former Series A Preferred Shares and Series B Preferred Shares issued to former silent partners (in the meaning of § 230 HGB) to be considered as a basis for the above liquidation preference and IRR shall be limited to EUR 500,000.00 each.

In the event the return of capital to tbg out of the converted share position (Part D.4 of the Series B Investment Agreement) shall be less than EUR 1,750,000.00 for tbg, tbg will receive a minimum return. The minimum return is defined as the return tbg would receive if tbg would have invested the amount of EUR 1,750,000.00 in Series B Preferred Shares up to a maximum return of EUR 1,750,000.00. The risk of fulfilling this downside protection shall be borne by the Series B investors on a pro rata basis and covers the difference between the calculated actual returns for tbg based upon its converted share position (Part D.4 of the Series B Investment Agreement) and the minimum return. Annex 7 to the Shareholders’ Agreement contains an exemplary calculation.

The holders of Series E Preferred Shares and the holders of Series D Preferred Shares are entitled to the same preference with respect to sale proceeds in case of a sale of Shares in the course of a single or a partial sales transaction or a series of related transactions (in particular as a result of the exercise of co-sale rights, drag along rights and rights of first refusal as described in the Shareholders’ Agreement, as amended by the 1st Amendment and the 2nd Amendment) or in case of a transformation of the Company except for conversions of the Company’s legal form of organization.”

§ 18

KfW Participation Principles

The “Beteiligungsgrundsätze zur Durchführung des ERP-Startfonds – Stand: 01/2011” attached as Annex 18 to this Agreement (the “KfW Participation Principles”) are the basis for the participation of KfW in the Company. The Company hereby undertakes vis-à-vis KfW to adhere to the KfW Participation Principles. The KfW Participation Principles shall form an integral part of this Agreement, shall supplement this Agreement and shall prevail over this Agreement in case of doubts. Notwithstanding the termination of this Agreement or the Legal Framework, the KfW Participation Principles shall remain in force and shall be binding between the Parties as long as KfW holds shares in the Company. The provisions of this § 18 can only be amended, waived or deleted with the consent of KfW.

Section III

Miscellaneous

§ 19

Other Agreements

(1)	§ 2 of the convertible bridge loan agreement dated 21 June 2013 shall be terminated and of no further force and effect.

(2)	The Loan Agreement shall terminate and be of no further force and effect upon the effectiveness of the assignment to the Company of the principal amount of the Loan paid by the respective Initial Investor to the Company and any and all interest accrued thereon in accordance with § 3 (2) above.

(3)	This Agreement shall become legally binding and effective as soon as it has been signed by all Parties (not necessarily on the same page) and the Company has received the originals of the signed signature pages of all Parties. The Parties agree that the signing of the signature page to this Agreement and the delivery of the originals of the signed signature pages to the Company shall be sufficient for purposes of entering into this Agreement, and each of the Parties other than the Company waives the requirement of receipt of the respective signed signature pages of the other Parties pursuant to § 151 sentence 1 BGB. The Company shall provide each Party with a pdf copy of all signed signature pages.

§ 20

Final Provisions

Notwithstanding the provisions on anti-dilution protection under § 14 above, section J of the Shareholders’ Agreement shall apply mutatis mutandis to this Agreement.

St. Peter-Ording, June 19, 2014 (Place, Date)	/s/ Melvyn Little (Prof. Dr. Melvyn Little)

(Place, Date)	/s/ Otmar D. Wiestler and Josef Puchta (Deutsches Krebsforschungszentrum)

Heidelberg, June 24, 2014 (Place, Date)	/s/Klaus Tschira (AGUTH Holding GmbH)

Bonn, June 24, 2014 (Place, Date)	/s/ Carsten Gellermann and Sieglinde Zolper (KfW)

Bonn, June 24, 2014 (Place, Date)	/s/ Robert Schloesser and Gerd-Henner Rupp (tbg Technologie-Beteiligungs-Gesellschaft mbH)

Pfaffikon, June 23, 2014 (Place, Date)	/s/ Uwe Feuersenger and Sonja Frech (SGR Sagittarius Holding AG)

Guernsey, June 19, 2014 (Place, Date)	/s/ Kevin Gilligan (BioMed Invest I Ltd.)

(Place, Date)	/s/ Carl Gordon (OrbiMed Associates III, LP)

(Place, Date)	/s/ Carl Gordon (OrbiMed Private Investments III, LP)

Amsterdam, June 23, 2014 (Place, Date)	/s/ Martjin Kleijwegt and R.R. Kuijten (LSP III Omni Investment Coöperatief U.A.)

(Place, Date)	/s/ Lars Fruergaard Jørgensen (Novo Nordisk A/S)

Heidelberg, June 24, 2014 (Place, Date)	/s/ Adi Hoess and Florian Fischer (Affimed Therapeutics AG, Management Board)

Kuessnacht, June 20, 2014 (Place, Date)	/s/ Thomas Hecht (Affimed Therapeutics AG, Supervisory Board)

Table of Annexes to the Investment Agreement Pre-IPO Financing Affimed Therapeutics AG, Heidelberg, Germany

Annex 2.1(ii)	Amendments to the Articles of Association

Annex 4.1	Joinder

Annex 18	KfW Participation Principles